Exhibit 99.1

EQT ANNOUNCES EXPIRATION AND FINAL RESULTS OF ITS DEBT TENDER OFFER

PITTSBURGH, January 28, 2022 -- EQT Corporation (nyse: eqt) (the Company or EQT) today announced the expiration and final results of its previously announced tender offer (the Tender Offer) to purchase for cash up to $250.0 million aggregate principal amount of its outstanding 3.000% Senior Notes due 2022 (the Notes) pursuant to the Offer to Purchase dated December 29, 2021 (the Offer to Purchase). The Tender Offer expired at 11:59 p.m., New York City time, on January 27, 2022 (the Expiration Date).

The Company previously accepted for purchase $205,924,000 in aggregate principal amount of Notes that were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on January 12, 2022 (the Early Tender Date), and paid for such Notes on January 14, 2022.

Following the Early Tender Date, an additional $124,000 in aggregate principal amount of Notes were validly tendered and not validly withdrawn at or prior to the Expiration Date (the Expiration Date Tendered Notes). The Company expects to accept for purchase all Expiration Date Tendered Notes.

The table below summarizes certain terms and the final results of the Tender Offer:

Title of Notes	CUSIP Number	Principal Amount Outstanding Prior to the Tender Offer	Principal Amount Tendered at or prior to the Early Tender Date and Previously Accepted for Purchase	Principal Amount Additionally Tendered after the Early Tender Date and at or prior to the Expiration Date	Tender Offer Consideration(1)(2)	Early Tender Premium(1)	Total Consideration(1)(2)(3)
3.000% Senior Notes due 2022	26884LAE9	$568,823,000	$205,924,000	$124,000	$962.50	$50.00	$1,012.50

(1)	Per $1,000 principal amount of Notes accepted for purchase.
(2)	Does not include accrued and unpaid interest, which will be paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable.
(3)	Includes the Early Tender Premium.

Payment for the Expiration Date Tendered Notes accepted for purchase is expected to be made on January 31, 2022 (the Final Settlement Date). The Company’s obligation to accept for payment and to pay for the Expiration Date Tendered Notes is subject to the satisfaction or waiver of a number of conditions described in the Offer to Purchase.

Holders of Expiration Date Tendered Notes will receive $962.50 per $1,000 principal amount of such Notes that are accepted for purchase, which is equal to the Total Consideration minus the Early Tender Premium. Payments for Expiration Date Tendered Notes purchased will also include accrued and unpaid interest from and including the last interest payment date for the Expiration Date Tendered Notes up to, but not including, the Final Settlement Date.

TD Securities is acting as Dealer Manager for the Tender Offer. The Information Agent and Tender Agent is Global Bondholder Services Corporation.

Copies of the Offer to Purchase and any related Tender Offer materials are available by contacting the Information Agent at (866) 470-3700 (toll-free) or (212) 430-3774 (collect) or email contact@gbsc-usa.com. Questions regarding the Tender Offer should be directed to TD Securities at (866) 584-2096 (toll-free) or (212) 827-7795 (collect) or LM@tdsecurities.com.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

Investor Contact:

Andrew Breese

Director, Investor Relations

412.395.2555

ABreese@eqt.com

About EQT Corporation

EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include statements regarding the Company’s plans and expected timing with respect to the Tender Offer. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to it. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company’s ability to appropriately allocate capital and resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute the Company’s exploration and development plans; the ability to obtain environmental and other permits and the timing thereof; the potential impacts resulting from new, or changes to current, government regulations or actions, including federal or state regulations imposing a fee or tax on methane or carbon; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company’s business due to acquisitions and other significant transactions. These and other risks are described under Part I, Item 1A., “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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